Exhibit 10.3

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into as of September 30, 2014 (the “Effective Date”), by and between VIVINT SOLAR, INC. (f/k/a V Solar Holdings, Inc.), a Delaware corporation (together with its successors and permitted assigns, “Vivint Solar”), and VIVINT, INC., a Utah corporation (together with its successors and permitted assigns “Vivint”).  Each of Vivint Solar and Vivint may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Vivint Solar and Vivint are affiliate business entities, under the common control and ownership of 313 Acquisition, LLC, a Delaware limited liability company.

WHEREAS, the Parties have been operated as an interrelated business enterprise, and concurrently with the execution of this Agreement are executing a Master Intercompany Framework Agreement (“Master Framework Agreement”), and other related agreements to establish a framework for the separation of their operations, and to clarify and memorialize their respective rights and ongoing responsibilities to each other and their respective Subsidiaries (this Agreement, the Master Framework Agreement, and related agreements, the “Transaction Agreements”).

WHEREAS, in order to protect the goodwill of each of the Parties after the separation of their operations as contemplated by the Transaction Agreements, this Agreement sets forth certain restrictive covenants of each Party.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions

. Any capitalized term used but not defined in this Agreement will have the meaning set forth for that term in the Master Framework Agreement or another Transaction Agreement. Capitalized terms used in this Agreement and not otherwise defined in this Agreement or in the Master Framework Agreement will have the following meanings:

“Aggregate Monitoring” means any device or technology that collects, monitors, stores, or communicates data relating to the total net inflow and outflow of electricity into or out of a residence and from or to the applicable power grid, but specifically excluding In-Home Consumption Monitoring.

“Energy Inverter” means any device or technology that converts direct current electricity to alternating current electricity.

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“Energy Management” means the wireless or remote management and control of energy controlling or consuming devices in a residence, including without limitation thermostats, HVAC, lighting, and other appliances and In-Home Consumption Monitoring, but specifically excluding the Vivint Solar Business, Energy Inverters, Aggregate Monitoring, Storage Monitoring and Micro-grid Technology.

“In-Home Consumption Monitoring” means any device or technology that collects, monitors, stores, or communicates data relating to the use or consumption of energy inside a residence.

“Key Employee” means any member of a Party’s executive or senior management team, and any employee of a Party who is primarily engaged in managing sales, installation or servicing of that Party’s products and services to end user customers. For the purposes of this Agreement, a Key Employee of a Party will continue to be deemed a Key Employee of that Party for one hundred eighty (180) days after termination of the employment relationship between that Party and that Key Employee.

“Micro-grid Technology” means any device or technology enabling or supporting a group of interconnected loads and distributed energy resources within clearly defined electrical boundaries to act as a single controllable entity with respect to the grid and that connects and disconnects from such grid to enable it to operate in both grid-connected or “island” mode.

“Restricted Parties” means: (a) with respect to Vivint, APX Parent Holdco, Inc., a Delaware corporation, together with all of its direct or indirect Subsidiaries that may exist now or after the Effective Date; and (b) with respect to Vivint Solar, Vivint Solar and its direct or indirect Subsidiaries that may exist now or after the Effective Date.

“Storage Monitoring” means any device or technology that collects, monitors, stores, or communicates data relating to storage of power in a residence and the aggregate net use of such stored power within such residence, but excludes In-Home Consumption Monitoring.

“Vivint Business” means the business of: (a) residential and commercial automation and security products and services; (b) Energy Management; (c) products and services for accessing and using the Internet, including without limitation voice over Internet protocol products or services and wireless Internet connectivity; (d) products and services for the storage, access, retrieval, and sharing of data; (e) fixed and mobile data services; (f) audio/video entertainment services; (f) healthcare and wellness services (e.g., aging in place, fitness, environmental sensors); (g) content distribution network services, including without limitation content distribution, caching, or acceleration; (h) wholesale cloud computing services (e.g., distributed viral computing infrastructure as a service); (i) demand response services; and (j) information security (e.g., LifeLock).

“Vivint Competitor” means a Person who is engaged in any aspect of the Vivint Business. Without limiting the generality of the foregoing sentence, “Vivint Competitor” excludes those Persons listed on Exhibit A.

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“Vivint Solar Business” means the business of selling renewable energy or energy storage products and services to any Person.

“Vivint Solar Competitor” means a Person who is engaged in any aspect of the Vivint Solar Business.

2.Non-Competition

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(a)Vivint’s Covenant of Non-Competition. For a period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Non-Compete Period”), Vivint will not, nor will it permit its other Restricted Parties to, directly or indirectly (in any capacity, including as a direct or indirect owner, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person and including through contracting with a Vivint Solar Competitor), engage in any aspect of the Vivint Solar Business in any market in which Vivint Solar is operating.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Vivint will not violate any provision of this Section 2(a) if it makes available products or services to third parties other than Vivint Solar Competitors or engages in any activity permitted under the Marketing and Customer Relations Agreement.  For clarity, and without limiting Vivint’s obligations set forth in this Section 2(a), Vivint may not make available to any Vivint Solar Competitor (including SolarCity Corporation) during the Non-Compete Period any product or service described in the Product Development and Supply Agreement, including any Monitoring and Communications Equipment, any Product, or any Hosted Software.

(b)Vivint Solar’s Covenant of Non-Competition.  During the Non-Compete Period, Vivint Solar will not, nor will it permit its other Restricted Parties to, directly or indirectly (in any capacity, including as a direct or indirect owner, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person and including through contracting with a Vivint Competitor), engage in the Vivint Business anywhere in the world.  Notwithstanding anything to the contrary in this Agreement, Vivint Solar will not violate any provision of this Section 2(b) if it engages in any activity permitted under the Marketing and Customer Relations Agreement.

(c)Leads.  Without otherwise limiting Vivint’s obligations as set forth in Section 2(a), Vivint may provide to Vivint Solar Competitors (other than SolarCity Corporation) leads for prospective customers of products or services within the Vivint Solar Business in markets where Vivint Solar is not operating. Starting ten (10) business days after Vivint Solar’s delivery of written notice to Vivint that Vivint Solar has commenced operations in a market, Vivint will thereafter exclusively provide all leads relating to the Vivint Solar Business solely to Vivint Solar.  For the avoidance of doubt, in no event will Vivint provide any lead relating to the Vivint Solar Business to any person other than Vivint Solar in the markets where Vivint Solar operates.

(d)Investments.  Nothing in this Agreement will prohibit: (i) either Party or any of their respective Affiliates from collectively owning as a passive investment no more than two and one half percent (2.5%) of the equity of any publicly traded company; or (ii) Vivint Solar from seeking and obtaining financing from any Vivint Competitor, provided that any such

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financing does not require as a term of such financing that Vivint Solar take any action that would violate any provision of this Agreement.

(e)Equitable Remedies.  Each Party acknowledges and agrees that the other Party would be irreparably harmed by any violation of the restrictive covenants set forth in Section 2(a) or 2(b), as applicable, and that, in addition to all other rights and remedies available to the other Party at law, the other Party will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation as set forth in the Master Framework Agreement.  If any Restricted Party violates Section 2(a) or 2(b), as applicable, the period of time during which those provisions are applicable will automatically be extended for a period of time equal to the time that that violation began until that violation permanently ceases.

3.Non-Solicitation

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(a)Non-Solicitation.  During the Term of this Agreement: (i) none of the Vivint Solar Restricted Parties will directly or indirectly solicit any Key Employee of any Vivint Restricted Party for employment without the prior written consent of the President of Vivint; and (ii) none of the Vivint Restricted Parties will directly or indirectly solicit any Key Employee of a Vivint Solar Restricted Party for employment without the prior written consent of the President of Vivint Solar; provided, however, that the following will not be deemed solicitation for the purposes of this Section 3(a): (1) the use of general newspaper or online advertisement and other general non-targeted recruitment techniques in the ordinary course of business; and (2) communications between a Vivint Restricted Party and a Vivint Solar Key Employee after the Vivint Solar Key Employee has initiated contact with that Vivint Restricted Party, or communications between a Vivint Solar Restricted Party and a Vivint Key Employee after the Vivint Key Employee has initiated contact with that Vivint Solar Restricted Party.  For the avoidance of doubt, the restrictions in this Section 3(a) may only be waived or modified between the Parties pursuant to Section 6(f) of the Master Framework Agreement.

(b)Equitable Remedies.  Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that the remedy at law for any breach of this Section 3 may be inadequate, and that the sole and exclusive remedy for any breach by the other Party or any of the other Party’s Restricted Parties of Section 3(a) is to seek specific performance, injunctive relief or another equitable remedy.

4.Term. This Agreement will become effective on the Effective Date, and will continue for a term of five (5) years (the “Term”).

5.Representations.   Each Party represents that it, and each of its respective Restricted Parties, is willing and able to engage in businesses that are not restricted pursuant to Section 2(a) or 2(b), as applicable, and that enforcement of the restrictive covenants set forth in Sections 2(a), 2(b), or 3(a) as applicable, will not be unduly burdensome to any Restricted Party.  Each Party acknowledges that its agreement to the restrictive covenants set forth in Section 2(a), 2(b), and 3(a), as applicable, is a material inducement and condition to the other Party’s willingness to enter into this Agreement and the other Transaction Agreements, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and to perform its obligations under this Agreement and the other Transaction Agreements.  Each Party

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acknowledges and agrees, on behalf of itself and its other Restricted Parties, that the restrictive covenants and remedies set forth in Sections 2(a), 2(b), and 3(a), as applicable, are reasonable as to time, geographic area, and scope of activity, and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Parties and their other respective Restricted Parties.

6.Reformation.  If any restrictive covenant set forth in Sections 2(a), 2(b), or 3(a) is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the other Party receiving the benefit of the restrictive covenant, then that court is hereby authorized and directed to reform the provision to the minimum extent necessary to cause the limitations contained in Sections 2(a), 2(b), or 3(a), as applicable, as to time, geographical area, and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the Party receiving the benefit of the restrictive covenant.

7.Termination of Other Restrictive Covenants.  The Parties acknowledge and agree that any and all restrictive covenants and agreements between the Parties concerning exclusivity or non-competition contained in that certain Administrative Services Agreement between the Parties, dated as of June 1, 2011, as amended, was terminated, and further that such agreement was terminated in its entirety pursuant to that certain Termination Agreement between the Parties, dated as of June 20, 2013, such termination effective as of such date.

8.Master Framework Agreement. This Agreement is governed by the Master Framework Agreement, including the provisions of Section 4 (Confidentiality) and Section 6 (Miscellaneous) of the Master Framework Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement as of the date first written above.

VIVINT SOLAR:

VIVINT SOLAR, INC., a Delaware corporation
By:	/s/ Greg Butterfield
Name:	Greg Butterfield
Title:	Chief Executive Officer

[SIGNATURE PAGEs CONTINUE ON FOLLOWING PAGE]

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VIVINT:

VIVINT, INC., a Utah corporation
By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	President

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EXHIBIT A

SPECIFIC EXCLUSIONS TO VIVINT COMPETITORS

•	Enphase Energy
•	SolarEdge Systems
•	Tigo Energy
•	Fronius International GmbH
•	PowerOne Inc.
•	SMA Solar Technology AG
•	Chicony Power Technology Co., Ltd.
•	Delta Energy Systems
•	Huawei Technologies Co. Ltd.
•	KACO new energy, Inc.
•	Any other seller of Energy Inverters or related components

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